Exhibit 99.1

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EDITED TRANSCRIPT

SWHC—Q1 2015 Smith & Wesson Holding Corp Earnings Call

EVENT DATE/TIME: AUGUST 26, 2014 / 09:00PM GMT

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AUGUST 26, 2014 / 09:00PM GMT, SWHC—Q1 2015 Smith & Wesson Holding Corp Earnings Call

CORPORATE PARTICIPANTS

Liz Sharp Smith & Wesson Holding Corporation—VP, IR

James Debney Smith & Wesson Holding Corporation—President and CEO

Jeff Buchanan Smith & Wesson Holding Corporation—EVP, CFO, and Treasurer

CONFERENCE CALL PARTICIPANTS

Andrea James Dougherty & Company—Analyst

Cai von Rumohr Cowen and Company—Analyst

Scott Stember Sidoti & Company—Analyst

Brian Ruttenbur CRT Capital Group—Analyst

Ronald Bookbinder The Benchmark Company—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first-quarter 2015 Smith & Wesson Holding Corporation earnings conference call. My name is Denise and I will be the operator for today. (Operator Instructions)

I would now turn the call over to your host for today. Please proceed.

Liz Sharp—Smith & Wesson Holding Corporation—VP, IR

Thank you and good afternoon. Our comments today may contain predictions, estimates, and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, intend, believe, and other similar expressions is intended to identify those forward-looking statements.

Forward-looking statements also include statements regarding revenue; earnings per share; fully diluted share count and tax rate for future periods; our product development, focus, initiatives, objectives, and strategies; market demand for our product; market and inventory conditions in our industry; growth opportunities and trends; the expected benefits of our May 2014 asset purchase; and the progress and expected benefits of our Houlton, Maine, facility conversion.

Our forward-looking statements represent our current judgment about the future and they are subject to various risks and uncertainties. Risk factors and other considerations that could cause our actual results to be materially different are described in our securities filings, including our Forms 8-K, 10-K, and 10-Q. You can find those documents as well as the replay of this call on our website at smith-wesson.com.

Today’s call contains time sensitive information that is accurate only as of this time. And we assume no obligation to update any forward-looking statements contained herein. Our actual results could differ materially from our statements today.

I have a few important items to note with regard to our comments on today’s call. First, we reference non-GAAP adjusted EBITDAS on this call. Note that the reconciliation of GAAP income from operations to adjusted EBITDAS can be found in today’s 8-K filing as well as today’s earnings press release, which are posted to our website.

Also, when we reference EPS, we are always referencing diluted EPS. Finally, please note that this call references only our continuing operation. For the results of our discontinued operations, please refer to our 10-Q for the period ended July 31, 2014, which filed this afternoon.

And I will now turn the call over to James Debney, President and CEO.

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AUGUST 26, 2014 / 09:00PM GMT, SWHC—Q1 2015 Smith & Wesson Holding Corp Earnings Call

James Debney—Smith & Wesson Holding Corporation—President and CEO

Thank you, Liz. Good afternoon, everyone, and thanks for joining us. With me on today’s call is Jeff Buchanan, our Chief Financial Officer. Later in the call, Jeff will provide a recap of our financial performance as well as our guidance outlook.

Our first-quarter results met our expectation and reflected continued execution of our strategy. Recently, however, industry-wide inventory builds, combined with typical summer slowness, have yielded unfavorable channel conditions in the short term and the impact of those conditions on our second quarter is driving us to lower our guidance for the current fiscal year.

Before I address that and explain how we plan to navigate the current environment, I will cover some important data points from the first quarter. Total sales and earnings per share came within our range of guidance and lower than last year.

Lower sales of long guns, including modern sporting rifles, or MSRs, drove 87% of our first-quarter decline in net sales. This was no surprise.

Adjusted mix for our first fiscal quarter declined 7.5%, while our unit sales into the domestic consumer channel for the same period declined by about 20%, both reflective of the significant decline in consumer demand for MSRs versus the prior year. It is worth noting that while we would normally use this comparison as one data point to help us determine whether we gained or lost market share in the period, current inventory levels and noise in the channel make that comparison less meaningful.

Therefore, we think it is more appropriate at this point in time to rely primarily on our internal monthly analysis and key distributor feedback for that market share information, which shows we remain the market leader in handguns and MSRs.

We believe that industry-wide channel inventories increased across all product categories in the first quarter, the result of a channel replenishment that began after the last consumer surge in firearm purchasing. While Smith & Wesson inventory in the channel in terms of weeks cover continued to grow and remained above our preferred eight-week threshold, we believe that our competitors’ inventory in the channel is significantly higher than ours.

On the new product front, we launched into the channel our new M&P22 Compact, a tactical rimfire pistol that delivers the popular features of our M&P CenterFire pistol in a smaller scale version. This is a great first firearm for our new participants in the shooting sports.

In addition, we joined forces with Crimson Trace, an industry leader in laser sighting systems and tactical lighting for firearms, to introduce enhanced integrated lasers for our popular line of M&P BODYGUARD handguns. We look forward to sharing more information on the success of these new products once they are fully introduced into the marketplace.

Sales into the professional channel were $20 million and included strong quarter-over-quarter increases in international and law enforcement. Although sales into the professional channel are naturally lumpy because deliveries often relate to large contract wins, I am very pleased at the recent steady growth in our international business, where we are seeing good opportunities.

We completed the vertical integration of a critical manufacturing process by acquiring the assets of our principal plastic injection molding supplier and named this new subsidiary Deep River Plastics. The acquisition was accretive to gross margins and net income in the quarter.

We remained on track to complete in the fall the conversion of our Houlton operation to a precision machining center, an initiative that reflects our focus on profitability. In July, we attended the second industry day scheduled by the U.S. Army for the modular handgun system. This is a lengthy process that will likely take several years to complete. That said, we stand ready to submit our M&P polymer pistol when proposals are requested.

Lastly, we continue to return value to our stockholders through our common stock repurchases, which reduced our outstanding share count.

With that, I will ask Jeff to review the financial results.

Jeff Buchanan—Smith & Wesson Holding Corporation—EVP, CFO, and Treasurer

Thank you, James. Revenue for the quarter was within our guidance at $131.9 million, down 22.9% from the prior year. Our total long gun revenue, which includes MSRs, decreased 67.2% from the prior year, while total handgun revenue decreased 3.2% due to reasons that James mentioned earlier.

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AUGUST 26, 2014 / 09:00PM GMT, SWHC—Q1 2015 Smith & Wesson Holding Corp Earnings Call

Gross margin for the quarter was 37.2% as compared with 42.6% in the prior year. The decrease in margin is mostly due to a lower fixed-cost absorption from reduced volumes, a reduction in sales of MSRs, particularly those high-priced SKUs that had better gross margins, and a reduction in the number of manufacturing days. Gross margin was favorably impacted by the cost savings from the products manufactured at our new Deep River Plastics facility.

Operating expenses were $23.3 million, or 17.7% of revenue, compared with $24.8 million, or 14.5% of revenue, in the prior year. Operating expenses in dollars decreased due to the reduction in management incentive and other profit-related compensation expense, but increased as a percentage of revenue as a result of lower sales.

Operating margin was 19.5% in the first quarter compared to 28.1% in the prior year. Net income in the quarter was $14.6 million for a fully diluted EPS of $0.26 as compared with $0.40 in the prior year. Non-GAAP adjusted EBITDAS in Q1 was $33.6 million compared with $55.2 million in the year-ago period.

Operating cash flow in Q1 was $10.8 million and internal capital spending was $14.6 million. In addition, we also used $24.1 million to acquire the assets related to Deep River Plastics.

We have reduced our capital spending downward for the remainder of the current fiscal year. We now estimate that total capital spending in fiscal 2015 will approximate $35 million. Most of this amount relates to IT, enhancements to manufacturing flexibility, and tooling for new products.

So turning to the balance sheet, we ended the quarter with $83.5 million in cash, no borrowings on our line of credit, and $175 million of outstanding notes issued in two tranches. As a reminder, the first tranche is $100 million, states interest at 5 7/8%, is due in 2017, and has a no call provision expiring 10 months from now.

The new second tranche of $75 million was just issued by us during this quarter. It states interest at 5%, is due in 2018, and has a two-year no call provision that expires in 2016.

The proceeds from this new second tranche will allow us to consider various opportunities, such as vertical acquisitions or additional share repurchases. As a reminder, we also have an unused $75 million line of credit.

During the first quarter, we repurchased 2.1 million shares of our common stock for $30 million. Since December 2012, we have repurchased a total of 14.4 million shares of our common stock at an average price of approximately $11.50, for total stock buyback of $165 million and a reduction in float of 21.7%.

So turning now to our financial outlook, because of channel markets’ conditions, the details of which will be discussed by James, we are lowering our overall guidance for the year. We believe the biggest impact of these rapidly changing channel conditions will be felt in the second quarter, with a return to a more normalized environment in the second half of our fiscal year.

Thus, we estimate that revenue will be between $100 million and $110 million for the second quarter, which would yield EPS of between $0.04 and $0.08. For the full fiscal year, we estimate revenue will be between $530 million and $540 million and that EPS will be between $0.89 and $0.94.

We believe that the results within this range would generate a cash balance at the end of the fiscal year in excess of $125 million. These estimates are based on our current fully diluted share count of 55.5 million shares. And we expect our effective tax rate will be approximately 37% for the rest of the current fiscal year.

Back to James.

James Debney—Smith & Wesson Holding Corporation—President and CEO

Thank you, Jeff. Our strategy at Smith & Wesson is to not simply react to the market, but rather manage our business for the long term in a manner the gives us the ability to take market share, independent of whether or not the market is growing or shrinking.

That strategy drives the way we manage our Company, from new product development to operations management to budget planning. Importantly, it will help us to manage our business in the coming quarters as we address the impact of unfavorable near-term challenges in the consumer firearms channel.

Based upon recent adjusted mix background checks, it appears that consumer demand is trending to its normal seasonal pattern. Summer is the typical low point in our industry, as consumers turn to vacations and outdoor recreational activities rather than the shooting sports.

Consumers simply buy fewer firearms during the summer months. The impact of this seasonality on our sales activity during this quarter is more pronounced than it was last year, when significant inventory replenishment in the channel was underway and we were operating our facilities at full capacity.

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AUGUST 26, 2014 / 09:00PM GMT, SWHC—Q1 2015 Smith & Wesson Holding Corp Earnings Call

Despite what we believe is a strong consumer appetite for our products, including MSRs, we are not yet seeing that strength translate to pull through at distributor and retail level.

Their inventories are currently overcrowded with heightened levels of competing products. This is especially true with regard to MSRs, which is somewhat surprising to us, as some competitors have apparently chosen to drive large volumes of product into the channel, independent of consumer need.

This situation translates to an environment where high inventories across the channel reflect an unfavorable mix that includes a number of lesser brands and hard to sell products. As a result, distributor and retailer ability to buy is diminished.

And as I said earlier, this is compounded by the fact that we are at a seasonal low point in our industry, when consumer purchase activity is typically slow. And this is the primary reason we are lowering our guidance.

As I mentioned before, we worked closely with our distributors throughout the recent surge to make sure their orders accurately reflected their needs. As a result, we believe many distributors and retailers are holding less Smith & Wesson inventory than they are competitors’ inventory, despite our being the market leader in handguns and MSRs at retail.

In fact, we only have approximately 139,000 units in distributor inventory at this time. And during the last year, the two-step distribution channel made up about 72% of our consumer revenue. The balance of our base business being direct-to-retail and sales to the professional channel.

The fact that some competitors’ products are overrepresented at distributor and retail locations, combined with data indicating that we continue to lead the market in most major categories, leads us to conclude that this is a temporary situation and that we will feel the bulk of the impact on revenue in our first—in our fiscal second quarter.

We believe that ultimately, the consumer will drive distributors and retailers to rebalance their inventory to better match consumer demand. Moreover, we believe that we will see strength in orders for our products when channel inventories clear and distributors and retailers have greater ability to buy our products.

That said, the timeframe for that correction remains somewhat uncertain and because of that uncertainty, we have chosen a conservative path. In addition to lowering our guidance for the current fiscal year, we will remain vigilant in managing our business to maximize our cash position, minimize our costs, and continue to invest strategically in new products and infrastructure to support our future growth.

For quite some time, our growth strategy has incorporated increasing flexibility in our manufacturing model. That includes the outsourcing of certain components and the maintenance of a temporary workforce.

As I have said before, this approach allows us in unfavorable market conditions to dial back their outsourcing and optimize our internal assets, thereby minimizing overhead absorption issues during a period of revenue decline. Now is the time to dial back these outsourcing arrangements and we have begun that process.

We are confident that our operational and financial strength and flexibility will help us to successfully navigate the current environment, while inventory and mix issues in the marketplace are resolved. We continue to believe that our industry is in the midst of a long-term and sustainable growth trend, evidenced by the return of NICS background checks to their healthy pre-surge levels. Our objective remains to grow faster than the market by taking share.

With that, operator, please open up the call for questions from our analysts.

QUESTION AND ANSWER

Operator

(Operator Instructions) Andrea James, Dougherty.

Andrea James—Dougherty & Company—Analyst

Are you guys seeing competitor discounting in the channel that is continuing to push competitor product over yours and do you think you will follow suit with some pricing changes as well?

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AUGUST 26, 2014 / 09:00PM GMT, SWHC—Q1 2015 Smith & Wesson Holding Corp Earnings Call

James Debney—Smith & Wesson Holding Corporation—President and CEO

Certainly, there’s a higher level of discounting going on than we would normally see. What that will do next, I just don’t know. That is not our approach to business. We don’t intend to go out and do wild discounts with the consumer at all.

Andrea James—Dougherty & Company—Analyst

Okay. And then how do you—I guess it sounds like you are counting on the consumer to pull the Smith & Wesson product by request, because it looks like in order to offload some of this extra inventory, the retailers might be pushing product that is not Smith & Wesson.

And I was just wondering if we should expect any change to marketing strategy or some way—how should we look for that—you are going to drive that from the consumer ends?

James Debney—Smith & Wesson Holding Corporation—President and CEO

You have to remember, we remain the market leader. All our reporting tells us so, so we are very confident that that is going to continue. We have the highest aided and unaided awareness in the industry, so we’re right in the forefront of the mind of the consumer as they consider this purchase.

Yes, we will feel a little bit more pressure from competitors’ products as retailers look to move them as quickly as possible, so they can open up dollars to buy and buy products, such as ourselves, that are in demand. And they know that they can turn those around quickly into cash with the consumer.

Andrea James—Dougherty & Company—Analyst

Thank you. And one final. Do you see any sort of bump when—sorry, you had a competitor who had a recall over the summer. Does that filter through? Do you actually see a bump in your business when that sort of thing happens? On a—the competitor recalled—it was a 9 millimeter.

James Debney—Smith & Wesson Holding Corporation—President and CEO

Are you talking about the Remington BAR 51?

Andrea James—Dougherty & Company—Analyst

Yes.

James Debney—Smith & Wesson Holding Corporation—President and CEO

No, no, we didn’t see anything there.

Andrea James—Dougherty & Company—Analyst

Okay, thank you.

Operator

Cai von Rumohr, Cohen and Company.

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AUGUST 26, 2014 / 09:00PM GMT, SWHC—Q1 2015 Smith & Wesson Holding Corp Earnings Call

Cai von Rumohr—Cowen and Company—Analyst

So guys, your inventory went up a fair amount in the first quarter. Could you give us some idea of what’s your plan to control that? Are you going to cut back production? Is a plan to cut it back here in the second quarter? How should we think about that?

James Debney—Smith & Wesson Holding Corporation—President and CEO

Hi, Cai—yes, we put a plan together to reduce our inventory internally. We definitely like to see it overall and total in a range of around $75 million to $80 million. We’ll keep our finished goods a little bit higher, because you have to remember, we have a direct-to-retail component to our business, so to serve those big boxes and some of the other independent retailers, that’s very important to us.

But—and in terms of timing, we’re looking to work that down over the balance of the fiscal year. The reason for that, you may say, why so long? Well, again, if there is an acceleration in the market, and we’ve seen that happen before, we want to be ready for that as well.

So we are remaining as flexible as possible. But certainly, as Jeff said, we are giving a projection on cash now for that reason.

Cai von Rumohr—Cowen and Company—Analyst

Okay, great. And you mentioned that your inventory in the channel cover is higher than you would like, but lower still than the overall channel. Could you give us any color on where is—do you feel your inventory is in the channel and approximately where the overall channel is?

James Debney—Smith & Wesson Holding Corporation—President and CEO

Yes, Cai, you have to remember, we look at it in terms of weeks covered, so it’s really is a snapshot in time. So we are in the seasonal summer slowdown, so velocity of product moving through the channel is slow.

And as I said, it’s compounded by the level of competitors’ inventory we’re seeing out there. So you will see us above our eight weeks cover, but if you just look at it in terms of units and you do the math, we’ve given you the components of the formula.

So we have 139,000 units. It’s 72%. It goes through two-step when it comes to the consumer channel. That helps you draw comparisons against other manufacturers’ inventory.

Cai von Rumohr—Cowen and Company—Analyst

Okay.

James Debney—Smith & Wesson Holding Corporation—President and CEO

So for me, I’m not concerned about 139,000 units in the channel. If you think about how many units we’re doing in total now—and that’s not something we’re disclosing, obviously, today—but it’s significantly more than 135—139,000 units.

Cai von Rumohr—Cowen and Company—Analyst

Okay, great. Then a housekeeping issue. Could you maybe give us what does your assumption assume approximately regarding gross margin operating expenses, tax rate, and interest expense?

Jeff Buchanan—Smith & Wesson Holding Corporation—EVP, CFO, and Treasurer

Hi, Cai. So basically, we typically don’t give you a gross margin actual guidance. We just give top and bottom, but from the OpEx standpoints, we think OpEx will probably be approximately $25 million the rest of the year. The tax rate sits at 37%.

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AUGUST 26, 2014 / 09:00PM GMT, SWHC—Q1 2015 Smith & Wesson Holding Corp Earnings Call

This quarter—the numbers that we reported this quarter are a good approximation of the interest. And let me see what else we had. The shares are about 55.5 million for the year. Obviously, the gross margin is going down.

You’re just talking about inventory, but as we do scale back production and reduce the outsourcing, a couple of things you got to remember—it takes a while to scale back the outsourcing. It takes a while to stop all the parts that are coming in.

But we want to focus on reducing inventory, so you are going to suffer a temporary reduction in your gross margin, as it is more important to reduce your inventory than it is to maintain your gross margin.

Cai von Rumohr—Cowen and Company—Analyst

Absolutely. So the 55.5 million shares—you had 56.1 million this quarter, 56.5 million last quarter, and you bought 2.1 million and that was backend loaded. Was there an extra issuance I’m missing? I would have thought it would have been below 55 million?

Jeff Buchanan—Smith & Wesson Holding Corporation—EVP, CFO, and Treasurer

Well, it’s just a weighted average, and obviously, it would include stock issuances on compensation plans. (multiple speakers) No, it’s all right.

Cai von Rumohr—Cowen and Company—Analyst

Okay, great. And then so in terms of—normally, you should be—your fourth quarter is your strongest, but your third tends to be—tends to have fewer—fewer manufacturing day, so should we assume an extreme hockey stick year?

You’ve told us roughly where the second quarter is going to be. Should we assume—I assume the third is better than the second and the fourth is better than the third, but given the seasonality for that third quarter, should we assume that it is somewhat better, but the fourth quarter is really a whole lot better?

Jeff Buchanan—Smith & Wesson Holding Corporation—EVP, CFO, and Treasurer

Well, a couple of things. The production days, although they impact of the gross margin because of absorption, when you’re not full capacity, they don’t really impact your ability to sell revenue. In addition, if you have inventory, you can sell, because we do have—we have unfinished goods inventory. We can sell that.

So what we said is that the second half of the quarter returns to sort of what we were—the normalized rate that we were on before. So it is a hockey stick, but I don’t think it’s right to characterize it as an extreme hockey stick.

Quarter three is certainly, we think, going to be quite a bit better than—quarter three is going to be quite a bit better than quarter two. And like you said, in—quarter four is always our best quarter. It’s just the way the industry works.

Cai von Rumohr—Cowen and Company—Analyst

Got it. Last one. You didn’t mention hunting rifles. I assume they got impacted, too, but less so than the MSRs?

James Debney—Smith & Wesson Holding Corporation—President and CEO

That is correct, Cai, yes. Less so, but remember, it’s still a relatively small piece of business for us.

Cai von Rumohr—Cowen and Company—Analyst

Absolutely.

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AUGUST 26, 2014 / 09:00PM GMT, SWHC—Q1 2015 Smith & Wesson Holding Corp Earnings Call

James Debney—Smith & Wesson Holding Corporation—President and CEO

It’s something—we look to the future as the growth vehicle for the Company, but we’re not in that position yet.

Cai von Rumohr—Cowen and Company—Analyst

Thank you very much.

Operator

Scott Stember, Sidoti and Company.

Scott Stember—Sidoti & Company—Analyst

You gave some commentary that—obviously, it’s tough to—with the inventory correction going on right now industry-wide to gauge how your market share is doing versus the competition, at least through your numbers coming out.

You said you had some other internal metrics that you look at. Without giving away too much information, is there anything that you could just give us so we could have a better comfort level that you guys are still the leaders out there taking share, particularly in some of these concealed carry, smaller pistol segments?

James Debney—Smith & Wesson Holding Corporation—President and CEO

Sure. I can describe the report we do. We’ve been doing it for over three years now. It’s run by a third-party, who we contract to do it. So it’s independent of us, and they provide that report every month. And obviously, we do analysis of that report.

So we have got a lot of history now there and we look at the trends closely as well and we overlay with NICS and so on. So we feel we got a pretty good feel for what’s going on—well, a very good feel for what’s going on there—and gives us a lot of confidence that we are maintaining our leadership position when it comes to handguns and modern sporting rifles.

When you focus in on concealed carry, yes, we can see into the detail on how we’re doing there as well in terms of our Shield products and our BODYGUARDs and so on.

And then we also get a report from one of our distributors, who does a very good job of collecting the same data from different independent retailers. And our report does focus on independent retailers, who by far make up the bulk of the trade when it comes to firearms with the consumer.

So one of our distributors does exactly the same thing. They do a very good job as well and we use that to validate what we’re seeing in our own third-party process as well. So again, we’re getting validation at the same time. So we feel very confident about it.

Scott Stember—Sidoti & Company—Analyst

Okay. And is it the validation or your comfort level in these reports that you have that gives you comfort that the back half of the year will be much better than the first half of the year?

James Debney—Smith & Wesson Holding Corporation—President and CEO

I think it strongly positions us, yes, as we look at the balance of the fiscal year, to be the market leader in handguns, which is by far the healthiest part of firearms at the moment overall is a great position to be in. With the strength of our brand and our product portfolio, wow, you couldn’t wish for a better springboard as we look to the future.

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AUGUST 26, 2014 / 09:00PM GMT, SWHC—Q1 2015 Smith & Wesson Holding Corp Earnings Call

Scott Stember—Sidoti & Company—Analyst

Okay, got you. And I missed—Jeff, you talked about the share repurchases. How much do you have left under the most recent $30 million authorization or $100 million authorization that you have?

Jeff Buchanan—Smith & Wesson Holding Corporation—EVP, CFO, and Treasurer

Actually, we are done with all of our authorizations right now. So under the first tranche of the bonds, we cannot do a stock buyback or dividend until after the end of the fiscal year.

Scott Stember—Sidoti & Company—Analyst

Okay, got you. And are there any ways, if the share price continues to remain at attractive levels or that you deem them to be at that level, do you have things that you can do to get around those tranches or to talk with the bondholders?

Jeff Buchanan—Smith & Wesson Holding Corporation—EVP, CFO, and Treasurer

Yes, you can talk to bondholders. It just depends. They usually charge a rather hefty fee to change a covenant like that. So as usual, the analysis will be an analysis of the fee that you have to pay to loosen up that covenant versus the stock price and the benefit that you’re getting and also what else you could spend your cash on.

We did do the second tranche of the bond this summer and we have discussed other vertical acquisitions as possibilities, so if—and again, I said that we’re going to have over $125 million of cash, we estimate, after the end of the year.

So we do—we have options and it’s just, as usual, we will grind it in into our analytics about the best use of our cash, whether it’s buying back our stock or investing in a vertical integration opportunity or something else.

Scott Stember—Sidoti & Company—Analyst

Got you. That’s all I have right now. Thank you.

Operator

(Operator Instructions) Brian Ruttenbur, CRT Capital.

Brian Ruttenbur—CRT Capital Group—Analyst

First question is just on the gross margins on the year. Can you talk about that, how you see it shaking out quarterly and yearly?

Jeff Buchanan—Smith & Wesson Holding Corporation—EVP, CFO, and Treasurer

Well, you know, we typically don’t give the details of the gross margins, but you do the math, you can figure out that we’re probably not at our model that we have put out there numerous times. The model being 37% to 41%.

But as I was talking to Cai, when a slowdown happens quickly and you got to focus on things like reducing inventory, then you don’t make it much. You lose absorption. It takes a while to shut off expenses.

And so the second quarter, especially, will have a lower gross margin. And then we will start to recover in Q3 and Q4 up towards the lower end of our model.

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AUGUST 26, 2014 / 09:00PM GMT, SWHC—Q1 2015 Smith & Wesson Holding Corp Earnings Call

Brian Ruttenbur—CRT Capital Group—Analyst

Okay. Thank you. The other question I had was about the competition out there. There’s a lot of small manufacturers and they must be getting hit harder than you. Is there a move in terms of those manufacturers to try and salvage something by coming to you or to some of the competitors out there?

Basically putting the for sale sign up? Are you seeing more of that? Or are you not?

James Debney—Smith & Wesson Holding Corporation—President and CEO

No, we’re not really seeing much of that at all, to be perfectly honest. It’s tough to sell your business in a time like this and really attractive valuation that you may have dreamed about at one time.

Brian Ruttenbur—CRT Capital Group—Analyst

Okay. And then last—

Jeff Buchanan—Smith & Wesson Holding Corporation—EVP, CFO, and Treasurer

If you think of the typical entrepreneur, right now, he is probably looking at last year going well, I’m going to get it back up to last year and then I’m going to sell it.

Brian Ruttenbur—CRT Capital Group—Analyst

Right, right. Last question—ammo? I don’t think it’s been brought up too much, but what are you seeing in terms of ammo and how is that impacting you guys? Is it getting better out there?

James Debney—Smith & Wesson Holding Corporation—President and CEO

Certainly, what we are hearing is that availability of CenterFire ammo has improved. That they can fluctuate, obviously, though, but we do hear that, which is good news.

We do hear that M&P22 rimfire ammunition is still very difficult to come by, but people are managing to purchase it.

A friend of mine just purchased some recently, so he’s very excited about that. That’s still a little bit of a headwind to part of our business, but again, we see that improving in the future.

Brian Ruttenbur—CRT Capital Group—Analyst

Okay, thank you very much.

Operator

Ronald Bookbinder, Benchmark Company.

Ronald Bookbinder—The Benchmark Company—Analyst

What didn’t you see in June when you gave guidance that you now see? Is it just the build in inventory or is it some sort of mix shift in revenue?

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AUGUST 26, 2014 / 09:00PM GMT, SWHC—Q1 2015 Smith & Wesson Holding Corp Earnings Call

James Debney—Smith & Wesson Holding Corporation—President and CEO

Ron, the big surprise is the competitors’ inventory, so that’s what we’ve really, really worked hard on in the last 30 to 45 days to understand a lot better. So as we saw the situation changing, we had to take a deeper dive than we normally would.

And that’s when we find that competitors’ inventory is way higher than our prior estimate. So that’s our surprise.

Now in terms of our own inventory, as you know, we watch it all the time. Very, very closely. We run weekly reports on that. That’s one of the reasons we have given our unit inventory that we see with our two-step distribution partners right now.

So you can see it’s a pretty low number and you’ve heard me say it’s a number I’m not concerned about. As we sample retail inventory for our products, again, we don’t see much to be concerned about. There’s some hotspots out there, but for that, nothing in that causes me any sort of heartburn.

It is the competing products and therefore that’s going to change the behavior and the mindset temporarily of the independent firearms retailers and even some of the big boxes as they sort through that and just address their inventory mix, which ultimately is heavily influenced by the consumer, whose desire to buy products such as Smith & Wesson’s and M&P and so on is high.

So they know they have to keep buying our products over the competition. The problem is that they’ve got inventory of real hard-to-sell brands and product types.

Ronald Bookbinder—The Benchmark Company—Analyst

But given how hard it is to slow down the inventory, as you would cause deleverage—I’m talking the industry-wide—or that if you are using outsourcing, you could damage the relationships there. Why do you see the inventory coming back down industry-wide in the back half of the year as quickly as you do?

James Debney—Smith & Wesson Holding Corporation—President and CEO

Because you have to believe, okay—we believe—but manufacturers have finally put the brakes on it, okay, overall in the industry. And with the timing coming up where you’re going to enter one of the busiest seasons for retail—so you’ve got hunting—full hunting season—then you’re into October, November, and December, when you check on mix, that’s usually the highest levels of consumer activity that we see.

So you’ve got to be confident for those two reasons. The brakes are being hit. We are hitting the brakes, and we have the most desirable products and we are coming into the busiest season. So if I’m selfish—which I am, when it comes to business—then I think we’re going to be in a great spot.

Ronald Bookbinder—The Benchmark Company—Analyst

Okay. And how do you feel about the mix of Smith & Wesson’s inventory?

James Debney—Smith & Wesson Holding Corporation—President and CEO

I’ve still got some areas of concern, but overall, pretty good. For example, I think I’ve got a good mix of inventory when it comes to the hottest products, the concealed carry, which is important to us, because we don’t want to lose out in terms of distribution or our place at retail for highly desirable products, such as small frame revolvers, our BODYGUARD handguns, our Shield 9 millimeter and 40, our M&P15 Sport, our 1911s, and so on. So I feel very good there.

I’ve got a couple of other spots in MSRs where I’m not so happy. But again, MSR is, as we know, we always viewed it as opportunistic, not strategic. We are strategically focused in the handgun area, as you know, in particular, the M&P polymer pistol family.

The MSRs, as I said, they’ve been opportunistic, so the first one to turn off post-surge, once inventory has being replenished. But still there, even though the market is a lot smaller, we remain the market leader, so when it returns over time, which we are very confident that it will, we will be again very strongly positioned in our market leadership position and we will be able to leverage that.

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AUGUST 26, 2014 / 09:00PM GMT, SWHC—Q1 2015 Smith & Wesson Holding Corp Earnings Call

Ronald Bookbinder—The Benchmark Company—Analyst

And lastly, you’ve put a lot of work into building your outsourcing platform, given the way that you are pulling back on production, especially leaning on the outsourced production.

Do you feel that could damage your relationships there? That when you need them in the future, they might have moved on to working with some other partner?

James Debney—Smith & Wesson Holding Corporation—President and CEO

We’ve been very careful here, so the ones that we view as strategic partners, which are key to our future growth, okay? They are still doing some production for us. So even though we’ve dialed them down significantly, they are still doing work for us.

And they also have other customers, so they still remain financially viable going forward. And we hope to be able to turn them back up in the future. And that’s what we believe that we will be doing.

Ronald Bookbinder—The Benchmark Company—Analyst

Okay, thank you and good luck in Q2.

Operator

We have no further questions. I will now turn the call back over to management for closing remarks. Please proceed.

James Debney—Smith & Wesson Holding Corporation—President and CEO

Thank you, operator. I want to thank the entire Smith & Wesson team for maintaining their focus on delivering results. Thank you, everybody, for joining us today and your interest in our Company, and we look forward to speaking with you next quarter.

Operator

This concludes today’s conference. You may now disconnect. Have a great day, everyone.

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